Exhibit 10.2

Letter of Terms and Conditions
LOCALIZATION PROGRAM
Padraig McDonnell

26 September 2019

Dear Padraig,

This letter outlines the terms and conditions of your localization for Agilent Technologies, Inc or any affiliated, subsidiary, or successor employer by which you are employed (the Company) including compensation, travel, and financial arrangements.

You will be localized to the United States. Your localization is scheduled to commence on or about 01 November 2019.

Your Localization will be governed by the terms and conditions of the Agilent Localization program guidelines. You may view full details of the Localization program through the Employee and Manager Information (EMI) site at: EMI > My Job > Job Changes > Mobility > Relocation > Relocation Program. Summaries of those guidelines as they pertain to your specific transfer are as follows:

Compensation
Your salary will be as indicated on your job offer.

Employee Stock Purchase Plan
If you are participating in the Company’s employee stock purchase plan, your balance at the home location may be credited to the host location account or refunded.

Travel
In order to settle personal affairs, organize your origin location housing, and make arrangements for personal effects, you will be reimbursed for round trip air travel for yourself and your accompanying family, reasonable ground transportation and meals during travel. Your travel will be dictated by the Company’s Global Travel policy and Guidelines.

Taxes
The Company’s tax consultant will prepare your tax return(s) and provide you with home and host tax consultations for the year of your transfer.

Medical:
The Company strongly recommends that you and your family receive physical examinations and associated tests in preparation for your international transfer. You will be reimbursed for the cost of required procedures not covered by your medical insurance.

Padraig McDonnell – File ID: 3095926
LP-Cork, Ireland to Delaware, USA

Work Permits/ Residence Permits/Visas:
If applicable, Cartus will coordinate with the appropriate party in the host location to obtain the required visa and permits for you and your family. Your assignment is contingent upon the issuance of a valid work/residence permit and visa necessary to legally reside/work in the United States. You must not make any final plans regarding the timing of your physical relocation until you have obtained the necessary work/residence permit. Processing times vary greatly between countries and may be subject to circumstances outside of the Company’ control. You and your accompanying family members will be required to abide by the terms of the work/residence permit and visa of the host location country.

Depending on the location of your assignment, immigration services will either be provided by one of the Company’s third-party partners (e.g. Fragomen) or coordinated with the assistance of Country HR in the host country. You will be provided with additional contact information shortly.

Localization Allowance
The allowance is intended to assist in paying for any incidental expenses involved in establishing a residence at a new location; changing driver's license, small appliances, small furnishings, etc. The allowance will equal one month’s base salary and will be paid after transfer to the payroll of the new location. Please note that you are responsible for the taxes on this allowance.

Shipment of Personal Effects
the Company will assume reasonable expenses incurred for insuring and shipping a limited amount (refer to Localization program guidelines) of personal effects to the host location. The Company will also cover normal import duties and other expenses if necessary for the actual delivery of these goods. It is recommended that you review the Localization program details for a list of items that the Company will neither ship nor cover import duties or taxes for.

You are eligible for 9,000 lbs. Surface/Sea Shipment and 500 lbs. Air Shipment.

Should you choose to place any personal goods into storage in Ireland, you will be responsible for any costs associated with such storage.

Local Household Goods and Personal Effects Move:
If you move to a different accommodation in the Destination Location, the Company will arrange for the shipment of your household goods and personal effects in your current residence to your new residence in the Destination Location.

Paid Time Off
All remaining earned vacation days in the home country should be cleared before your localization as there will be no carry-forward. Alternatively, the home location may pay you for any earned vacation not taken at time of transfer from the country of origin, unless this is restricted by country of origin regulations.

Other
Your employee benefits such as medical coverage, vacation, etc., will be in accordance with the programs at the host location.

Voluntary Termination:
In the event that you resign within twelve months of transferring to your new location, you may be required to reimburse the Company for the relocation expenses and benefits paid to you or on your behalf by the Company.  Any benefits or relocation expenses paid to you as a result of your relocation

Padraig McDonnell – File ID: 3095926
LP-Cork, Ireland to Delaware, USA

will be pro-rated in an amount equal to 1/12 of the total bonus and expense payment for every month less than 12 worked by you.

Involuntary Termination:
If your employment is terminated at the Company’s initiation prior to receipt of your permanent residency, except for dismissal due to violation of the Company Standards of Business Conduct, or any misconduct as determined by local entity work rules or regulations, as well as local country laws, the company will pay return relocation allowance, the costs to move you and your family and your possessions, back to the home location according to the travel policy.  However, if you elect not to return within 90 days of termination, Company reimbursement of travel and shipping costs will no longer be available. You are obligated to provide post-employment contact information to the Company’s tax service provider so the year-end tax reconciliation of your assignment expenses can be completed.

Agilent complies with the Sarbanes-Oxley Act of 2002.  This act prohibits companies with public stock or debt listed or traded in the U.S. from extending or arranging, directly or indirectly (including through a subsidiary), personal loans to directors or executive officers.  This means that neither the Company nor the Relocation Provider may loan/advance funds for any reason, e.g. home purchase down payments etc. to officers of the company.  Advances of amounts that are not repayable by the employee may be permitted, but will be reviewed on a case-by-case basis.

Kindly acknowledge receipt and acceptance of the above terms. Please forward a signed copy to your consultant, Adeel Syed, at email address Adeel.Syed@Cartus.com.

By accepting the above terms, you also consent to the electronic transfer and use of appropriate employment data and relevant other personal and family information by Cartus and the Company, for the sole purpose of administering this relocation.

Please contact your Cartus Relocation Consultant, Adeel Syed, directly at 203-205-8623, with questions relating to your Localization.

Sincerely,

/s/ Mark Doak     9/30/2019
_______________________________________
Mark Doak     (signature)    Date

Agilent Technologies

APPROVAL & ACCEPTANCE

/s/ Padraig McDonnell     10/18/2019
_______________________________________
Padraig McDonnell (signature)        Date

This signature denotes that you have read and
understand the Localization Program
and this Terms and Conditions Letter.

Padraig McDonnell – File ID: 3095926
LP-Cork, Ireland to Delaware, USA